Exhibit (a)(5)(R)

Corporate

Lonza Group Ltd
Muenchensteinerstrasse 38
4002 Basel, Switzerland
www.lonza.com
News release

Lonza extends tender offer for all outstanding shares of Arch Chemicals common stock to 14 October 2011

Basel, Switzerland, 30 September 2011 – Lonza Group Ltd (SIX: LONN), one of the world’s leading suppliers to the life science industries, announced today that LG Acquisition Corp., an indirect wholly owned subsidiary of Lonza, has extended the expiration date for its previously announced tender offer for 100 percent of the outstanding shares of common stock of Arch Chemicals, Inc. (NYSE:ARJ) to 14 October 2011. The tender offer is at a price of USD 47.20 per share in cash, without interest and less any required withholding taxes pursuant to a previously announced merger agreement, dated 10 July 2011, by and among Arch Chemicals, Lonza and LG Acquisition Corp.

The tender offer has been extended because the conditions to the tender offer are not expected to be satisfied as of the previously scheduled expiration date. The tender offer remains subject to antitrust clearance in the United States, where Lonza and Arch Chemicals are working to respond to certain informal requests received from the Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976. As previously announced by Lonza, antitrust clearances have been obtained from the competition authorities in France and Germany. The tender offer has been extended to provide additional time to obtain antitrust clearance in the United States, and has been extended to 12:00 midnight, New York City time, on 14 October 2011 with the consent of Arch Chemicals.

The tender offer may be further extended if conditions to the tender offer remain unsatisfied. Any additional extension of the tender offer will be followed as promptly as practicable by public announcement thereof, and such announcement will be made no later than 9:00 a.m. New York City time on the next business day after the previously scheduled expiration date. The closing of the tender offer is subject to customary terms and conditions, including antitrust clearances and the tender of more than two-thirds of Arch Chemicals’ outstanding shares of common stock.

Lonza has been advised by BNY Mellon Shareowner Services, the Depositary for the tender offer, that as of the close of business on 28 September 2011, shareholders of Arch Chemicals (1) had validly tendered and not withdrawn approximately 8,918,584 shares and (2) had instructed to be tendered under Arch Chemicals’ CEOP 401(k) plan an estimated 757,437 shares, together representing approximately 38.0% of the outstanding shares of Arch Chemicals common stock.

Corporate

Lonza Group Ltd
Muenchensteinerstrasse 38
4002 Basel, Switzerland
www.lonza.com
News release

About Lonza

Lonza is one of the world’s leading suppliers to the pharmaceutical, healthcare and life science industries. Products and services span its customers’ needs from research to final product manufacture. It is the global leader in the production and support of active pharmaceutical ingredients both chemically as well as biotechnologically. Biopharmaceuticals are one of the key growth drivers of the pharmaceutical and biotechnology industries. Lonza has strong capabilities in large and small molecules, peptides, amino acids and niche bioproducts which play an important role in the development of novel medicines and healthcare products. In addition, Lonza is a leader in cell-based research, endotoxin detection and cell therapy manufacturing. Furthermore, the company is a leading provider of value chemical and biotech ingredients to the nutrition, hygiene, preservation, agro and personal care markets.

Lonza is headquartered in Basel, Switzerland and is listed on the SIX Swiss Exchange. In 2010, the company had sales of CHF 2.680 billion. Further information can be found at www.lonza.com.

For further information:

Lonza Group Ltd	Lonza Group Ltd	Lonza Group Ltd
Head of Corporate Communications	Investor Relations	Media Relations
Dominik Werner	Dirk Oehlers	Melanie Disa
Tel +41 61 316 8798	Tel +41 61 316 8540	Tel +1 201 316 9413
Fax +41 61 316 9798	Fax +41 61 316 9540	Fax +1 201 696 3533
dominik.werner@lonza.com	dirk.oehlers@lonza.com	melanie.disa@lonza.com

Forward-looking statements

Forward-looking statements contained herein are qualified in their entirety as there are certain factors that could cause results to differ materially from those anticipated. Any statements contained herein that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should be considered to be forward-looking statements. Statements herein regarding the proposed transaction between Lonza and Arch Chemicals, the expected timetable for completing the transaction, the potential benefits of the transaction, and any other statements about management’s future expectations, beliefs, goals, plans or prospects also constitute forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many shareholders will tender their stock in the offer; the possibility that various closing conditions for the transaction may not be satisfied or waived; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, and other business partners; and changes in

Corporate

Lonza Group Ltd
Muenchensteinerstrasse 38
4002 Basel, Switzerland
www.lonza.com
News release

the political, social and regulatory framework in which the company operates, or in economic or technological trends or conditions, including currency fluctuations, inflation and consumer confidence, on a global, regional or national basis. Except as otherwise required by law, Lonza disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after this communication was made.

Additional information

This communication is for informational purposes only and is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Arch Chemicals. LG Acquisition Corp., Lonza’s indirect wholly owned subsidiary, has filed a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission, and Arch Chemicals has filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. Investors and Arch Chemicals shareholders are strongly advised to carefully read the tender offer statement (including the offer to purchase, the letter of transmittal and the related tender offer documents) and the related solicitation/recommendation statement, as well as any amendments thereto and other relevant documents filed with the SEC when they become available, because they will contain important information. Investors and Arch Chemicals shareholders may obtain a free copy of the tender offer statement, the solicitation/recommendation statement and other documents (when available) filed with the SEC at the SEC’s website at www.sec.gov. The tender offer statement and other documents that LG Acquisition Corp. files with the SEC may also be obtained free of charge by directing a request by mail to MacKenzie Partners, Inc. at 105 Madison Avenue, New York, New York 10016, by calling toll-free at +1 800 322 2885 or by email to tenderoffer@mackenziepartners.com.